EXHIBIT 10.5
                              EMPLOYMENT AGREEMENT

         This EMPLOYMENT AGREEMENT (the "Agreement") dated January 1, 1999, is entered into by and between Dale S. Baker ("Employee") and Aviation Sales Company, a Delaware corporation ("ASC").

                             PRELIMINARY STATEMENTS

         A. ASC desires to employ the Employee on the terms set forth in this Agreement.

         B. The Employee desires to serve ASC as an employee on the terms set forth in this Agreement.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the premises, the mutual covenants herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

       1. EMPLOYMENT. ASC hereby agrees to employ Employee on the terms and conditions set forth below commencing on the date hereof and Employee hereby accepts such employment effective on such date. Subject to the terms and conditions set forth herein and unless sooner terminated as hereinafter provided, ASC shall employ Employee and Employee agrees to serve as an employee of ASC from the date hereof to and including the third anniversary of the date of this Agreement (the "Employment Term"). For purposes of this Agreement, the Employment Term and any renewal term thereof are collectively referred to herein as the "Term."

       2. POSITION. During the Term, Employee shall perform all duties and services incident to such position and such other duties and services of an executive nature as may from time to time be assigned to him by the Board of Directors of ASC (the "Board"), including without limitation services as an officer or other executive of any Affiliate (as defined in Section 9 below) of ASC. Employee shall be subject to the control and direction of the Board.

       3. LOYALTY. Employee agrees that during the Term, he will devote his full time and attention during regular business hours to the business and affairs of ASC and its Affiliates (as defined herein) and will not, without the prior permission of the Board, engage in any other business enterprise which requires the personal time or attention of Employee. The foregoing shall not prevent (a) the purchase, ownership or sale by Employee of investments or securities of any business which is not competitive and does not have any business relations with ASC or any of its Affiliates; and (b) the passive ownership of up to one percent (1%) of the issued capital stock of any publicly traded company by itself, whether such company is a competitor of ASC or not; provided the time or attention devoted to each of such activities listed in subparagraphs (a) and (b) above does not materially interfere with the performance of his duties hereunder. Employee further agrees that during the Term, he will accept such directorships, executive offices and committee memberships


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in ASC and its Affiliates to which he may from time to time be elected and will perform and render the duties and the services incidental thereto.

       4. COMPENSATION. For the full, prompt and faithful performance of all of the duties and services to be performed by Employee hereunder during the Employment Term, ASC agrees to pay, and Employee agrees to accept, the amounts set forth below:

              (a) BASE SALARY. As compensation for all services rendered by Employee in performance of his duties or obligations under this Agreement, Employer shall pay Employee an annual base salary of Five-Hundred and Fifty Thousand dollars ($550,000) (the "Base Salary"), payable in equal semi-monthly installments or in the manner and on the timetable which Employer's payroll is customarily handled or at such intervals as Employer and Employee may hereafter agree to from time to time. Employer and Employee agree that the Base Salary shall be adjusted annually on January 1 of each year, commencing January 1, 2000, to reflect the increase, if any, in the cost of living. The adjustment shall be made by adding to such Base Salary an amount obtained by multiplying the Base Salary by the percentage by which the level of the Consumer Price Index for the Miami, Florida Metropolitan Area as of the last day of the preceding calendar year by the Bureau of Labor Statistics of the United States Department of Labor, has increased over its level as of the Effective Date of this Agreement. Following the end of each calendar year during the Term, and within thirty (30) days after the release by the Bureau of Labor Statistics of the figures for the preceding year, Employer shall pay to Employee the amount of additional compensation to which he is entitled on account of the cost-of-living adjustment made to the Employee's salary. In no event shall the Base Salary ever be decreased as a result of a decrease in the cost-of-living.

              (b) BENEFIT PLANS. In addition to receiving the Base Salary provided for in Section 4(a), Employee shall be entitled during the Term, upon satisfaction of all eligibility requirements, if any, to participate in all health, dental, disability, life insurance and other benefit programs now or hereafter established by Employer which cover substantially all other of Employer's employees and shall receive such other benefits as may be approved from time to time by Employer.

              (c) VACATION. Employee shall be entitled to receive three (3) weeks of paid vacation for each year during the Term and shall be entitled to receive paid holidays as enjoyed by all other employees of ASC.

              (d) EXPENSES. ASC agrees to reimburse Employee for all reasonable expenses incurred by him in providing services under this Agreement in accordance with its policies and practices regarding expense reimbursement then in effect.

              (e) AUTOMOBILE ALLOWANCE. Employee shall be entitled to receive an automobile allowance of $750 per month, payable on the first day of each month during the Term. Employee shall be responsible for paying all costs related to ownership of his vehicle, including maintenance and repairs, insurance and fuel.

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               (f) EBITDA INCENTIVE COMPENSATION PLAN. Employee shall be
entitled to participate in ASC's 1999 EBITDA Plan, as described in that certain document entitled "AVIATION SALES COMPANY 1999 EBITDA PLAN," as amended from time to time, whereby Employee shall have the opportunity to earn an incentive bonus of up to 125% of his Base Salary.

               (g) STOCK OPTIONS. Employee shall receive stock option grants for shares of ASC's common stock in an amount equal to 350,000 shares, such grant to be effective on the date hereof at a price equal to the closing price of a share of ASC's stock on the New York Stock Exchange on the last trading day before the effective date of grant. Such options shall vest over a three-year period, with one-third of such options vesting on the first, second and third anniversaries of this Agreement. Employee may receive such additional stock option grants as are determined by the Compensation Committee of the Board, in accordance with its policies regarding stock option grants to executive employees generally.

              (h) CLUB MEMBERSHIP. ASC will provide Employee with a corporate membership to a country club mutually acceptable to Employee and to ASC, including initiation fees and monthly dues.

              (i) LIFE INSURANCE. ASC shall pay the sum of $5,000 per year for insurance premiums to maintain a whole life insurance policy insuring the life of Employee currently maintained by Employee through Northwestern Mutual Life Insurance Company. Employee shall retain ownership of the foregoing policy and any cash value relating thereto.

       5. TERMINATION FOR DEATH, DISABILITY OR CAUSE. ASC may terminate this Agreement, the remainder of the Term and Employee's employment hereunder as follows:

              (a) DEATH. In the event of the death of Employee, this Agreement shall automatically terminate as of the date of death, and ASC's sole obligation will be to pay to Employee's estate the sum of (i) one year's Base Salary, determined by reference to Employee's Base Salary as in effect on the date of Employee's death, plus (ii) the product of the incentive bonus, if any, which would have been earned by the Employee for the year during which the Employee dies pursuant to the incentive plan referred to section 4(f) of this Agreement if the Employee had rendered services pursuant to this Agreement for the entire year, multiplied by a fraction, the numerator of which is the number of days elapsed between (and including) the first day of such year and the last date on which the Employee rendered services pursuant to this Agreement, and the denominator of which is the total number of days during such year. The payment of the Base Salary pursuant to clause (i) above shall be made by ASC either in a lump sum, or in a series of payments in accordance with ASC's payroll practices; the payment of the incentive bonus pursuant to clause (ii) above shall be made at such time as such bonus would have been paid had Employee survived in accordance with ASC's payroll practices (or an earlier date, as determined in the sole discretion of the Board).


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              (b) DISABILITY. In the event that Employee shall, because of physical or mental illness or incapacity, be unable to perform the duties and services to be performed by him under this Agreement for a consecutive period of three months or such shorter periods aggregating three months in any 12-month period ("Disability"), ASC shall not be obligated to pay to Employee any compensation or benefits beyond the date of Disability and may, in its sole discretion, terminate this Agreement without any further obligation; provided, however, that in the case of a termination of this Agreement by ASC on account of Disability, ASC will be obligated to pay to Employee one year's Base Salary, determined by reference to Employee's Base Salary as in effect on the date of Employee's termination under this paragraph. The payment of such Base Salary shall be made by ASC either in a lump sum, or in a series of payments in accordance with ASC's payroll practices.

              (c) TERMINATION FOR CAUSE. ASC may terminate Employee's employment at any time for Cause. In the event ASC elects to terminate Employee's employment for Cause, ASC will pay Employee only his then current Base Salary then unpaid, computed to the last day worked. "Cause" shall mean any of the following: (i) any embezzlement or wrongful diversion of funds of ASC or any affiliate of Company by Employee; (ii) gross malfeasance by Employee in the conduct of his duties; (iii) material breach of Sections 8, 9 or 10 of this Agreement; and (iv) gross neglect by Employee in carrying out his duties.

              (d) OTHER TERMINATION. In the event ASC terminates Employee for reasons other than death, Disability or Cause, and such termination is not related to a Change in Control (as defined below), ASC shall pay Employee an aggregate amount equal to two full year's Base Salary as in effect at such time. ASC shall pay such amount in 12 equal monthly installments beginning on the first day of the calendar month immediately after the date of such termination and on the first day of each of the next eleven calendar months thereafter.

       6. VOLUNTARY TERMINATION BY EMPLOYEE. Employee may voluntarily terminate his employment hereunder (i) during the 12 month period commencing on the date on which a Change in Control (as defined below) occurs, or (ii) for Good Reason (as defined below). Except as provided in the preceding sentence, Employee may not voluntarily terminate his employment hereunder during the Term.

       7. TERMINATION RELATING TO A CHANGE IN CONTROL AND FOR GOOD REASON. If
(i) Employee's employment is terminated by ASC within 12 months after a Change in Control (as defined below), (ii) Employee terminates his employment within 12 months after a Change in Control, in his sole discretion, or (iii) Employee terminates his employment for Good Reason (as defined below), ASC shall pay Employee the Special Termination Payment (as defined below).

              (a) TERMINATION FOR GOOD REASON. Termination by Employee of his employment for "Good Reason" shall mean a termination by Employee (i) upon a significant demotion or material adverse change in his duties and responsibilities; or (ii) a material breach or violation by ASC of any provision of this Agreement after Employee has given ASC at least thirty (30) days prior written


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notice together with an opportunity to cure said breach or violation during such thirty (30) day period.

              (b) CHANGE IN CONTROL. For purposes of this Agreement, a "Change in Control" shall mean the occurrence of any of the following events:

              (i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the securities Exchange Act of 1934, as amended (the "Exchange Act")) (collectively, a "person") of Beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of twenty (20%) percent or more of the then outstanding shares of common stock of ASC (collectively, the "Outstanding Common Stock"); provided, however, that the following shall not constitute a Change of Control:

                        (A) Any acquisition directly from ASC (excluding an
              acquisition by virtue of the exercise of a conversion privilege);

                        (B) Any acquisition by an Underwriter (as such term is
              defined in Section 2(11) of the Securities Act of 1933, as amended) for the purpose of making a public offering;

                        (C) Any acquisition by ASC, whether or not the threshold
              set forth above is exceeded in such acquisition; or

                        (D) Any acquisition by any employee benefit plan (or
              related trust) sponsored or maintained by ASC or any corporation controlled by ASC;

              (ii) The liquidation of all or substantially all of the assets of ASC where this Agreement is not assumed by a successor or assign of the foregoing; or

              (iii) If within two (2) years after:

                        (A) The completion of a tender offer or exchange offer
              for the voting stock of ASC (other than a tender offer or exchange offer by ASC) or a proxy contest in connection with the election of members of the Board;

                        (B) A merger, consolidation, transfer or sale of twenty
              percent (20%) of the book value of the gross assets of ASC measured at the time of such merger, consolidation, transfer or sale in one (1) or more transactions;

                        (C) The acquisition by any person, directly or
              indirectly, of the Beneficial Ownership of securities of ASC representing twenty percent (20%) of the Outstanding Common Stock; or


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                        (D)          Any combination of the foregoing;

                                     A majority of the Board shall not consist
of:

                                     (I)  Persons who were directors of ASC on
                        the date hereof; or

                                     (II) Persons who were elected or nominated
                        for election as directors with the approval of a majority of the persons referred to in paragraph 7(b)(iii)(D)(I) above or persons theretofore elected in accordance with this paragraph 7(b)(iii)(D)(II).

              (c) SPECIAL TERMINATION PAYMENT. The "Special Termination Payment" shall mean an aggregate amount equal to two full year's Base Salary as in effect at the time of the termination giving rise to the Special Termination Payment. ASC shall pay such amount in 12 equal monthly installments beginning on the first day of the calendar month immediately after the date of such termination and on the first day of each of the next eleven calendar months thereafter.

              (d) NO MITIGATION. Employee shall not be required to mitigate the amount of any payment contemplated by this Section 7 (whether by seeking new employment or in any other manner), nor shall any such payment be reduced by any earnings that Employee may receive from any other source.

              (e) EQUALIZATION PAYMENT. If any of the Special Termination Payment will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (or any similar tax that may hereafter be imposed), ASC shall pay to the Employee in cash an additional amount (the "Gross-Up Payment") such that the net amount retained by the Employee after deduction from the Payment and the Gross-Up Payment of any Excise Tax imposed upon the Special Termination Payment and any federal, state and local income tax and Excise Tax imposed upon the Gross-Up Payment shall be equal to the original amount of the Special Termination Payment, prior to deduction of any Excise Tax imposed with respect to the Special Termination Payment. Nothing in this Agreement shall be construed as requiring ASC to include in the Gross-Up Payment any amount relating to any federal income or other taxes on the Special Termination Payment (other than Excise Taxes) provided for under this Agreement, other than federal income or other taxes on any Gross-Up Payment. The Gross-Up Payment shall be paid to the Employee at such times as the Special Termination Payment is paid to the Employee, in the same proportions as any partial payments of the Special Termination Payment bear to the total Special Termination Payment.

              (f) TAX COMPUTATION. For purposes of determining whether any of the Special Termination Payment will be subject to the Excise Tax and the amounts of such Excise Tax:

              (i) Any payments or benefits received or to be received by the Employee as a result of a Change in Control of ASC shall be treated as "parachute payments" within the meaning of


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Section 280G(b)(2) of the Code, except to the extent that, in the opinion of
ASC's tax counsel, such payments or benefits do not constitute parachute payments, and all "excess parachute payments" within the meaning of Section 280G(b)(1) shall be treated as subject to the excise tax, except to the extent that, in the opinion of ASC's tax counsel, such excess parachute payments are not subject to the Excise Tax;

              (ii) The value of any noncash benefits or any deferred payment or benefit shall be determined by ASC's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code; and

              (iii) For purposes of determining the amount of the Gross-Up Payment, the Employee shall be deemed to pay Federal income taxes at the highest marginal rate of Federal income taxation in the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Employee's residence on the date of termination, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes.

              (g) SUBSEQUENT RECALCULATION. In the event the Internal Revenue Service imposes an Excise Tax with respect to the Special Termination Payment that is greater than the Excise Tax calculated hereunder, ASC shall reimburse the Employee for the full amount necessary to make the Employee whole in accordance with the principles set forth above, plus an appropriate market rate of interest, as determined by ASC's independent auditors.

       8. NON-SOLICITATION. Employee agrees that during the Term and for a period of 12 months after the termination of Employee's employment with ASC, he will not, directly or indirectly:

              (i) Employ, hire, engage or be associated with any employee or other person then or during any part of the preceding 12 months connected with ASC or any of its Affiliates;

              (ii) Induce any person connected with or employed by ASC or any of its Affiliates to leave the employ of such entities; or

              (iii) Solicit the employment of any such person on his own behalf or on behalf of any other business enterprise.

              The provisions of this Section shall survive the termination or expiration of this Agreement.

       9. NON-COMPETITION. In consideration of ASC entering into this Agreement, including, without limitation, the provisions relating to Special Termination Payments contained in Sections 5(d) and 7(c) hereof, Employee agrees that from and after the date hereof and continuing for the lesser of (i) the longest period of time permitted by applicable law, or (ii) 12 months after

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termination of Employee's employment with ASC for any reason whatsoever
(other than termination by reason of the expiration of the Term) (the "Restrictive Period"), Employee shall not do any one or more of the following, directly or indirectly:

                        (A) anywhere in the United States, its territories or
              possessions or any other country in the world where ASC or its Affiliates has sold products or performed services within the 12 month period prior to the date hereof, engage or participate in, or assist, advise or be connected with (including as an owner, partner, shareholder, consultant, director, officer or employee or (without limitation by the specific enumeration of the foregoing) otherwise) any person, entity or business enterprise involved in a business that is competitive with any business of ASC or its Affiliates; provided, however, that the ownership of up to one percent (1%) of the issued capital stock of any publicly traded company by itself shall not constitute a violation of any provision of this Section 11; or

                        (B) solicit, attempt to solicit or aid in the
              solicitation of any customer of ASC or its Affiliates which has been a customer of ASC or its Affiliates during the Restrictive Period or within the 12 month period prior to the date hereof, to purchase from any source other than ASC or its Affiliates any product or service which could be supplied or performed, as the case may be, by ASC or any of its Affiliates.

As used in this Agreement, an "Affiliate" shall mean and include any person or entity which controls a party, which such party controls or which is under common control with such party. "Control" means the power, direct or indirect, to direct or cause the direction of the management and policies of a person or entity through voting securities, contract or otherwise. The provisions of this Section shall survive the termination of this Agreement.

         Additionally, ASC, at its option, may require that the Employee, directly or indirectly, not compete with ASC in the manner set forth in Subsections 9(A) and 9(B) above for six months after the end of the Term by written notice to Employee (given at least six months prior to the end of the Term) of its intent to exercise this right and by paying Employee a special termination payment equal to one year's Base Salary as in effect during the last year of the Term, which special termination payment shall be paid in a lump sum on the last day of the Term.

       10. CONFIDENTIAL INFORMATION. Employee recognizes and acknowledges that various kinds of confidential and proprietary information and trade secrets, including but not limited to ASC's and its Affiliate's sales, marketing and operating methods and lists of ASC's and its Affiliate's customers and vendors, as they may exist from time to time, are valuable, special and unique assets of ASC's and its Affiliates respective businesses. Employee will not, during or after his employment, except in accordance with his employment by ASC, disclose or cause or permit to be disclosed any confidential or proprietary information or trade secrets of ASC or its Affiliates to any person, firm, corporation, association or other entity for any reason or purpose whatsoever without the prior written consent of ASC or as otherwise be required by law or legal process. The provisions of this section shall survive the termination and expiration of this Agreement.

       11. REMEDIES. In the event that Employee shall violate any provision of Sections 8, 9 or 10 above, then Employee hereby agrees that ASC shall be entitled to a temporary or permanent injunction against him by any court of competent jurisdiction prohibiting him from violating such provision. In any proceeding for an injunction and upon any motion for a temporary or permanent injunction, Employee agrees that his ability to answer in damages shall not be a bar or interposed as a defense to the granting of such temporary or permanent injunction against Employee. Employee


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further agrees that ASC will not have an adequate remedy at law in the event of any breach by Employee hereunder and that ASC will suffer irreparable damage and injury if Employee breaches any of the provisions of Sections 8, 9 or 10 above. The provisions of this Section shall survive the termination or expiration of this Agreement.

       12. NOTICES. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when received at the address specified herein. In the case of Employee, notices shall be delivered to him at the home address which he has most recently communicated to ASC in writing. In the case of ASC, notices shall be delivered to ASC's corporate headquarters, and all notices shall be directed to the attention of ASC's Chief Executive Officer, with a copy to ASC's General Counsel.

       13. MODIFICATION AND WAIVER. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Employee and by an authorized officer of ASC (other than Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

       14. COMPLETE AGREEMENT. This Agreement supersedes all previous agreements entered into by Employee and ASC. No agreements, representations or understandings (whether oral or written and whether expressed or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof.

       15. NO ASSIGNMENT. No right, benefit or interest hereunder, shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation, or set-off in respect of any claim, debt or obligation, or to execution, attachment, levy or similar process, or assignment by operation of law. Any attempt, voluntary or involuntary, to effect any action specified in the immediately preceding sentence shall, to the full extent permitted by law, be null, void and of no effect.

       16. GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with and subject to, the laws of the State of Florida applicable to Agreements made and to be performed entirely within such State, as to all matters governed by state law or, if controlling, by applicable federal law.

       17. SEVERABILITY. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

       18. LITIGATION; VENUE. Any action at law or in equity under this Agreement shall be brought in the courts of Dade or Broward County, Florida, and in no other court (whether or not jurisdiction can be established in another court). Each party hereto waives the right to argue that venue is not


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appropriate in the courts of Dade or Broward County, Florida. THE PARTIES HEREBY
KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THAT THEY MAY HAVE TO A TRIAL BY JURY, THIS WAIVER BEING A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT.

       19. WITHHOLDING. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes, unless specifically set forth herein to the contrary.

       20. COUNTERPARTS. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one (1) and the same instrument.

       21. TERMINATION OF PREVIOUS EMPLOYMENT AGREEMENT. Upon the effectiveness of this Agreement, the current employment agreement between Employee and a subsidiary of the Company shall terminate and shall be of no further force and effect.

       IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first above written.

AVIATION SALES COMPANY

By: _______________________________              _______________________________
Title: _____________________________             DALE S. BAKER


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